Exhibit 10.2

THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SECURED CONVERTIBLE PROMISSORY NOTE

$300,000.00	November 15, 2011 Fort Collins, Colorado

For value received, WestMountain Index Advisor, Inc., a Colorado corporation (“Payor”), promises to pay to BOCO Investments, LLC, a Colorado limited liability compay, or its assigns (“Holder”) the principal sum of Three Hundred Thousand Dollars ($300,000.00) with interest on the outstanding principal amount at the rate of twelve percent (12%) per annum.  Interest shall commence with the date hereof and shall continue to accrue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  The principal and accrued interest on this note (the “Note”) shall be due and payable on the six (6)-month anniversary of the date hereof (the “Maturity Date”), unless converted in accordance with the terms of Section 2 below.  This Note is issued pursuant to the terms of that certain Note and Warrant Purchase Agreement by and between Holder and Payor (the “Agreement”). Terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1.         All payments of interest and principal shall be in lawful money of the United States of America in cash, by certified check or wire transfer.  All payments shall be applied first to accrued expenses due under this Note, next to interest and thereafter to principal.

2.         Holder shall have the option, but not the obligation, to convert the outstanding principal, accrued unpaid interest and all other amounts payable under this Note into shares of common stock or preferred stock in Payor at a discounted purchase price per share to be agreed upon by the parties hereto in an amendment to this Note to be executed by the parties hereto prior to the time of conversion.

3.         Upon any conversion pursuant to Section 2 above, the Holder shall deliver the Note to Payor, and Payor shall deliver to the Holder a certificate representing that number of shares into which the Holder has converted the principal, interest, and all other amounts payable under this Note at such rate.  The principal so converted shall be deemed fully paid, and interest shall not thereafter accrue on such amounts.  No fractional shares will be issued in connection with such conversion. In lieu of fractional shares which would otherwise be issuable, Payor shall pay cash equal to the product of such fraction multiplied by the per share price used in the conversion of this Note.

4.         Unless this Note has been converted in accordance with the terms of Sections 2 and 3 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5.         Promptly upon the occurrence thereof, Payor shall furnish to Holder written notice of the occurrence of any Event of Default (as defined below) hereunder.

6.         If action is instituted to collect this Note, the Payor promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

7.         Payor may not prepay this Note prior to the Maturity Date unless Holder has consented to the prepayment of this Note prior to the Maturity Date.

8.         If there shall be any Event of Default hereunder, at the option of, and upon the declaration of the Holder of this Note and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 8(d) or 8(e)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable.  The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)        Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)        Payor shall breach the Agreement or any provision herein;

(c)        The Payor shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by Payor and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause, indebtedness in an aggregate amount of $100,000 or more to become due prior to its stated date of maturity;

(d)        Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing;

(e)        An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor;

(f)        A final judgment or order for the payment of money in excess of  $100,000 shall be rendered against the Payor and the same shall remain undischarged for a period of 10 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral (as defined below) and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy; or

(g)        Holder in good faith believes itself insecure.

9.         Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Section 8(d) or 8(e) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Payor, declare all outstanding payment obligations payable by the Payor hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Transaction  to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Section 8(d) or 8(e), immediately and without notice, all outstanding payment obligations payable by the Payor hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Agreements to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by the Transaction Agreements or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

10.       Security Interest

(a)        As collateral security for the full, prompt,  complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Payor’s obligations hereunder and in order to induce the Holder to purchase the Note, the Payor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Holder a security interest in all of the Payor’s right, title and interest in, to and under all of the Payor’s property and assets, whether now owned or hereafter acquired, and any proceeds thereof (all of which being collectively referred to herein as the “Collateral”).

(b)        The Payor, on behalf of Holder, will use commercially reasonable efforts to file any financing statement or continuation statement (including “in lieu” continuation statements) necessary to perfect the security interest of the Holder in the Collateral.

(c)        At any time and from time to time, upon the written request of Holder, and at the sole expense of the Payor, the Payor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Holder may reasonably deem necessary or desirable to perfect and continue perfected or better perfect Holder’s liens in the Collateral. Payor authorizes Holder to file, in jurisdictions where this authorization will be given effect, a UCC-1 Financing Statement describing the Collateral in the same manner as it is described herein (or as all property and assets of Payor) in order to perfect and maintain the Secured Party’s security interest in the Collateral.

(d)        The Payor represents and warrants that, except for the security interest granted to Holder and any security interest granted under the Agreement, the Payor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder. No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by the Payor in favor of the Holder pursuant to this Note or in connection with any security interest granted under the Agreement.

(e)        Holder may exercise, in addition to all other rights and remedies granted to it under this Note, all rights and remedies of a secured party under the law, including the Uniform Commercial Code (the “UCC”).  The Holder shall not have any obligation or liability hereunder with respect to the Collateral.

(f)        For so long as payment obligations under this Note remain outstanding, the Payor (i) shall not sell, lease, transfer, hypothecate, or otherwise dispose of or encumber any of the Collateral; (ii) shall not change the Payor’s jurisdiction of organization without at least seven (7) days prior written notice to Holder; and (iii) shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any lien on the Collateral except the lien granted to Holder under this Note.

11.       The Payor hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

12.       This Note shall be governed by and construed under the laws of the State of Colorado, as applied to agreements among Colorado residents, made and to be performed entirely within the State of Colorado, without giving effect to conflicts of laws principles. Venue for all actions arising out of this Note shall be in the district court in and for Larimer County, Colorado.

13.       Any term of this Note may only be amended or waived with the written consent of Payor and Holder.

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IN WITNESS WHEREOF, Payor and Holder have caused this Note to be executed as of the date first written above.

WESTMOUNTAIN INDEX ADVISOR, INC.

By:  /s/ Gregory Schifrin

Name:  Gregory Schifrin

Title:  Chief Executive Officer

BOCO INVESTMENTS, LLC

By:  /s/ Joseph C. Zimlich

Name:  Joseph C. Zimlich

Title:  President of Managing Member